Exhibit 15.1

Our ref:	VSL/660874-000001/25849930v2
Tel no.:	+852 3690 7513
Email:	vivian.lee@maples.com

Xunlei Limited

3709 Baishi Road

Nanshan District, Shenzhen, 518000

The People’s Republic of China

23 April 2024

Dear Sirs

Xunlei Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Xunlei Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (“Form 20-F”).

We hereby consent to the reference of our name under the heading “Item 10. Additional Information – E. Taxation – Cayman Islands Taxation” and “Item 16G. Corporate Governance” in the Form 20-F, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (File No. 333-200633) filed on 28 November 2014, and the Registration Statement on Form S-8 (File No. 333-257701) filed on 6 July 2021 and the Registration Statement on Form S-8 (File No. 333-272690) filed on 16 June 2023 of the summary of our opinion under these headings in the Form 20-F. We also consent to the filing of this consent letter with the SEC as an exhibit to the Form 20-F.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP